CUSIP NO.30049R100               Schedule 13G/A2                    Page 1 of 20


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 2)(1)

                             Evolving Systems, Inc.
                                (Name of issuer)

                         Common Stock, par value $0.001
                         (Title of class of securities)

                                    30049R100
                                 (CUSIP number)

                                 March 15, 2007
             (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

                       (Continued on the following pages)

                              (Page 1 of 20 Pages)

----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.30049R100               Schedule 13G/A2                    Page 2 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Corporation
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO, IA
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                    Page 3 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                    Page 4 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Global Management Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                    Page 5 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent European Co-Investment Fund Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                    Page 6 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Euro-Italian Direct Investment Program Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                    Page 7 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Crown Fund II C.V.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                    Page 8 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Digital Media & Communications II Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                    Page 9 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Global GECC III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                   Page 10 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Global Private Equity III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                   Page 11 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Global Private Equity III-A Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                   Page 12 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Global Private Equity III-B Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                   Page 13 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Global Private Equity III-C Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                   Page 14 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent PGGM Global Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                   Page 15 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Partners GPE III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                   Page 16 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Partners Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                   Page 17 of 20


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Partners (NA) GPE III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
    NUMBER OF      6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY          0
    OWNED BY       -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
REPORTING PERSON
      WITH              0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100               Schedule 13G/A2                   Page 18 of 20


Item 1.

     (a) (b) This statement on Amendment No. 2 to Schedule 13G ("Amendment No. 2")_ relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Evolving Systems, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 9777 Mount Pyramid Court, Suite 100, Englewood, Colorado 80112. This Amendment No. 2 amends the initial statement on Schedule 13G filed on November 12, 2004 (the "Initial Statement"), as amended by Amendment No. 1 thereto filed with the Commission on July 8, 2005 by the Reporting Persons (as defined herein). This Amendment No. 2 is being filed by the Reporting Persons to amend
Item 4 and Item 5 to the Initial Statement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Initial Statement. The Initial Statement is amended as follows.

Item 4. Ownership.

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of March 1, 2007 of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                                     Number of Shares
                                                                -------------------------    Percentage
                                                                           Under             of Shares
Reporting Person                                                Common   Warrants   Total   Outstanding
----------------------------------------------------------      ------   --------   -----   -----------
Advent International Corporation (1)(2)(3)                         0         0        0         0.00
Advent International Limited Partnership (1)(2)                    0         0        0         0.00
Advent Global Management Limited Partnership (2)                   0         0        0         0.00
Advent European Co-Investment Program Limited Partnership (1)      0         0        0         0.00
Advent Euro-Italian Direct Investment Program Limited              0         0        0         0.00
Partnership (1)
Advent Crown Fund II Limited Partnership (1)                       0         0        0         0.00
Digital Media & Communications II Limited Partnership (1)          0         0        0         0.00
Advent Global GECC III Limited Partnership (2)                     0         0        0         0.00
Global Private Equity III Limited Partnership (1)                  0         0        0         0.00
Global Private Equity III-A Limited Partnership (1)                0         0        0         0.00
Global Private Equity III-B Limited Partnership (1)                0         0        0         0.00
Global Private Equity III-C Limited Partnership (1)                0         0        0         0.00
Advent PGGM Global Limited Partnership (1)                         0         0        0         0.00
Advent Partners GPE III Limited Partnership (3)                    0         0        0         0.00
Advent Partners Limited Partnership (3)                            0         0        0         0.00
Advent Partners (NA) GPE III Limited Partnership (3)               0         0        0         0.00

CUSIP NO.30049R100               Schedule 13G/A2                   Page 19 of 20


     (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

     (2) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the Advent Global Management Limited Partnership ("AGMLP"), the General Partner of Advent Global GECC III Limited Partnership. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

     (3) AIC is the General Partner of the indicated Reporting Person. As such, AIC has the power to vote and dispose of the securities of Advent Partners GPE III Limited Partnership, Advent Partners Limited Partnership and Advent Partners
(NA) GPE III Limited Partnership. The beneficial ownership of AIC derives from such power.

     (c) On March 15, 2007 the Reporting Persons converted an aggregate of 441,377 shares of Series B Convertible Preferred Stock ("Series B") into 1,324,131 shares of Common Stock at a conversion rate equal to the Series B per share stated value of $10.50 divided by the Series B per share conversion price of $3.50. On March 15, 2007 the Reporting Persons sold an aggregate of 1,324,131 shares of Common Stock at $1.75 per share in broker transactions pursuant to an effective registration statement.

Item 5. Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.30049R100               Schedule 13G/A2                   Page 20 of 20


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 23, 2007

Advent European Co-Investment Fund Limited Partnership
Advent Euro-Italian Direct Investment Program Limited Partnership
Advent Crown Fund II C.V.
Digital Media & Communications II Limited Partnership
Global Private Equity III Limited Partnership
Global Private Equity III-A Limited Partnership
Global Private Equity III-B Limited Partnership
Global Private Equity III-C Limited Partnership
Advent PGGM Global Limited Partnership
By: Advent International Limited Partnership,
    General Partner
By: Advent International Corporation,
    General Partner
By: Jarlyth H. Gibson, Assistant Compliance Officer*


Advent Global GECC III Limited Partnership
By: Advent Global Management Limited Partnership, General Partnership
By: Advent International Limited Partnership,
    General Partner
By: Advent International Corporation,
    General Partner
By: Jarlyth H. Gibson, Assistant Compliance Officer*


Advent International Limited Partnership
Advent Partners GPE III Limited Partnership
Advent Partners Limited Partnership
Advent Partners (NA) GPE III Limited Partnership
By: Advent International Corporation,
    General Partner
By: Jarlyth H. Gibson, Assistant Compliance Officer*


ADVENT INTERNATIONAL CORPORATION
By: Jarlyth H. Gibson, Assistant Compliance Officer*

*    For all of the above:

/s/ Jarlyth H. Gibson
------------------------------------------------
Jarlyth H. Gibson, Assistant Compliance Officer*